CONSENT OF BRIAN SCOTT

The undersigned hereby consents to the references to, and the information derived from the mineral resource estimates, as applicable, for the La Libertad project and the Limon project and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Brian Scott
Brian Scott
June 13, 2017